EXHIBIT A
                      INVESTMENT ADVISORY CONTRACT

INVESTMENT ADVISORY CONTRACT, made as of this 29th day of May, 1997 between the CLIPPER FUND, INC, a California corporation (hereinafter called the "Fund"), and PF Newco, Inc., DBA PACIFIC FINANCIAL RESEARCH (hereinafter called the "Investment Adviser"), a Massachusetts Corporation, a wholly owned subsidiary of United Asset Management Corporation.

    WHEREAS, the Fund is organized as an open-end, non-diversified management company, registered under the Investment
Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing its assets in securities, and

    WHEREAS, the Fund desires to retain the Investment Adviser to render various investment advisory, operational, statistical, accounting and clerical services to the Fund, and the Investment
Adviser is willing to render such services.

    NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

    1. Appointment of Investment Adviser. Effective immediately, the Fund hereby appoints the Investment Adviser to act as investment adviser to the Fund for the period and on the terms set forth herein. The Investment Adviser accepts such appointment and agrees to render the services set forth herein, for the compensation provided herein.

    2. Duties of the Fund. The Fund shall at all times keep the Investment Adviser fully informed of the securities owned, the funds available and to become available for investment, and generally as to the condition of its affairs. The Fund shall furnish the Investment Adviser with a signed copy of each report prepared by the Fund's independent public accountants and with such other documents and information as the Investment Adviser may from time to time reasonably request.

    3. Duties of Investment Adviser. Subject to the supervision of the Board of Directors of the Fund, the Investment Adviser shall manage the investment operations of the Fund and the composition of its portfolio, including the purchase, retention and disposition of securities, in accordance with the Fund's investment objectives and policies as stated in the Fund's Prospectus and Statement of Additional Information (as amended or supplemented from time to time) and subject to the following understandings:

        (a) The Investment Adviser shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund, determine from time to time what securities will be purchased, retained or sold by the Fund and what portion of the assets will be invested or held uninvested as cash.

        (b) The Investment Adviser shall use the same skill and care in the management of the portfolio of the Fund as it uses in the administration of other portfolios for which it has investment responsibility.

        (c) The Investment Adviser, in the performance of its duties and obligations under this Contract, shall act in conformity with the Fund's Articles of Incorporation, By-Laws, Prospectus and Statement of Additional Information and shall conform to and comply with the requirements of the 1940 Act and all other applicable Federal and state laws and regulations.

        (d) The Investment Adviser, its officers and employees shall not make loans for the purpose of purchasing or carrying shares of capital stock of the Fund or make loans to the Fund.

        (e) The Investment Adviser shall place orders for the purchase or sale of securities either directly with the issuer or with any broker or dealer who specializes in the securities owned by the Fund. In providing the Fund with investment supervision, it is recognized that the Investment Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Investment Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Investment Adviser may be a party. It is understood that it is desirable for the Fund that the Investment Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers, and that the allocation of Fund brokerage to such brokers in exchange for access to such research and analysis may result in higher brokerage costs to the Fund than would be the case if brokerage were allocated exclusively on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Adviser is authorized to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide such research and analysis, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Adviser in connection with its services to other clients.

    On occasions when the Investment Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Investment Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

        (f) The Investment Adviser shall provide all statistical, economic and financial information reasonably required by the Fund and reasonably available to the Investment Adviser; and shall provide persons satisfactory to the Fund's Board of Directors to act as officers and employees of the Fund. Such officers and employees, as well as certain directors of the Fund, may be directors, officers or employees of the Investment Adviser.

        (g) The Investment Adviser shall maintain all books and records required by paragraph (b) (5), (6), (7), (9), (10) and
             (11) and paragraph (f) of Rule 31a-1 under the 1940 Act with respect to the Fund's securities transactions and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request.

        (h) The Investment Adviser shall provide the Custodian of the Fund's securities on each business day with a list of trades for that day.

        (i) The Investment Adviser may act as an investment adviser to other persons, firms or corporations (including investment companies), and has numerous Advisory clients besides the Fund.

    4.  Expenses.

        (a) The Investment Adviser is responsible for the following expenses incurred by the Fund: (i) the compensation of any of the Fund's directors, officers and employees who are interested persons of the Investment Adviser or its affiliates (other than by reason of being directors, officers or employees of the Fund), and (ii) expenses of printing and distributing the Fund's Prospectus, Statement of Additional Information and periodic financial reports to persons other than current shareholders of the Fund, and sales and advertising materials.

        (b) The Fund is responsible and has assumed the obligation for payment of all of its other expenses including (i) brokerage and commission expenses, (ii) Federal, state or local taxes, including issue and transfer taxes, incurred by or levied on the Fund, (iii) interest charges on borrowings, (iv) compensation of any of the Fund's directors, officers or employees who are not interested persons of the Investment Adviser or its affiliates (other than by reason of being directors, officers or employees of the Fund), (v) charges and expenses of the Fund's custodian, transfer agent and registrar, (vi) all costs associated with shareholders meetings and the preparation and dissemination of proxy solicitation materials, except for meetings called solely for the Investment Adviser's benefit, (vii) legal and auditing expenses, (viii) payment of all investment Advisory fees (including the fee payable to the Investment Adviser under this Contract), (ix) insurance premiums on the Fund's property and personnel, including the fidelity bond and liability insurance for officers and directors, (x) printing and mailing of all reports, including semi-annual and annual reports, prospectuses and statements of additional information to existing shareholders,
             (xi) fees and expenses of registering the Fund's shares under the Federal securities laws and of qualifying its shares under applicable state securities laws, including expenses attendant upon renewing and increasing such registrations and qualifications, (xii) accounting and bookkeeping costs and expenses necessary to maintain the Fund's books and records as required by the 1940 Act, including the pricing of the Fund's portfolio securities and the calculation of its daily net asset value, (xiii) organizational expenses and (xiv) any extraordinary and non-recurring expenses, except as otherwise prescribed herein.

        (c) To the extent the Investment Adviser incurs any costs or performs any services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Investment Adviser for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Investment Adviser, the Investment Adviser shall be entitled to recover from the Fund only to the extent of the Investment Adviser's actual costs for such services, including the costs of personnel, office space, and other facilities applicable to the furnishing of such services.

    5. Books and Records. The Investment Adviser agrees that all records which it maintains for the Fund are the property of the Fund, and it will surrender promptly to the Fund any such records upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by Rule 31a-1 under the 1940 Act.

    6. Investment Adviser's Fee. For the services provided by the Investment Adviser under the Contract, the Investment Adviser shall receive from the Fund a management fee equal to 1% per annum of the Fund's average daily net asset values. The management fee shall be accrued daily in computing the net asset value of a share for the purpose of determining the offering and redemption price per share, and shall be paid to the Investment Adviser at the end of each month. The Investment Adviser shall reduce the fees payable to it under this Contract to the extent required under the most stringent expense limitation applicable to the Fund imposed by any state in which shares of beneficial interest of the Fund are qualified for sale. The Investment Adviser may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Contract and may agree to pay expenses which are the responsibility of the Fund under this Contract. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Adviser hereunder or to continue future payments.

    7. Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matter to which this Contract relates, except for liability resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract. The Fund shall indemnify the Investment Adviser from and against liability, including, but not limited to, expenses incurred in defending against the same, except for liability to which the Investment Adviser is subject pursuant to the preceding sentence, to the extent permitted by applicable law.
            The obligations of the Fund are not binding upon any of the Directors, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund, and no resort shall be had to the private property of any such Director, officer or shareholder for the satisfaction of any obligation or claim hereunder.

    8. Duration and Termination. This Contract, unless sooner terminated as provided herein, shall continue in effect until March 31, 1998. This Contract shall continue in effect thereafter for successive periods not exceeding one year, provided that such continuance is specifically approved at least annually (i) by the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940
        Act) and (ii) by a majority of the Fund's Board of Directors who are not parties to the Contract or interested persons of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval.

    The Contract is terminable on 60 days' written notice by vote of a majority of the Fund's outstanding shares (as defined in the 1940 Act) or by vote of a majority of the Fund's entire Board of Directors, or by the Investment Adviser on 60 days written notice, and shall automatically terminate in the event of its assignment (as defined in the 1940 Act.)

    9. Amendment of Contract. This Contract constitutes the entire agreement between the parties hereto. This Contract may be amended only with the approval of the holders of a majority of the outstanding shares of the Fund, as defined in the 1940 Act.

   10. Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or regulation of the Securities and Exchange Commission thereunder.

   11. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year above written.

                                   CLIPPER FUND, INC.


                                   By:/s/ James H. Gipson
                                   Chairman and President

ATTEST:/s/ Michael Kromm
Secretary/Treasurer
                                   PF NEWCO, INC., DBA
                                   PACIFIC FINANCIAL RESEARCH

                                   (CORPORATE SEAL) By:/s/ James H. Gipson
                                   President

ATTEST:/s/ Bruce G. Veaco
Secretary/Chief Financial Officer